Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 30, 2016, relating to the consolidated financial statements as of December 31, 2015 and 2014 and for the years then ended, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ FRIEDMAN LLP

New York, NY

June 30, 2016